EXHIBIT 18

April 25, 2007

PepsiCo, Inc.

700 Anderson Hill Road

Purchase, NY 10577

Ladies and Gentlemen:

We have been furnished with a copy of the quarterly report on Form 10-Q of PepsiCo, Inc. and Subsidiaries (the “Company”) for the twelve weeks ended March 24, 2007, and have read the Company’s statements contained in the “Basis of Presentation and Our Divisions” Note to the condensed consolidated financial statements included therein. As stated in the “Basis of Presentation and Our Divisions” Note: “In the first quarter of 2007, the reporting calendars of certain operating units within PepsiCo International’s (“PI”) reporting segment were changed such that most PI operations will now report on a monthly calendar basis instead of a period reporting basis. Monthly reporting is preferable for our international businesses to facilitate local statutory reporting, which is generally based on monthly calendars. The change in reporting will substantially reduce the number of financial closings and reconciliations executed by the international operations, improving overall efficiency.” In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

We have not audited any financial statements of the Company as of any date or for any period subsequent to December 30, 2006, nor have we audited the information set forth in the aforementioned “Basis of Presentation and Our Divisions” Note to the condensed consolidated financial statements; accordingly, we do not express an opinion concerning the factual information contained therein.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company’s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management’s business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company’s circumstances.

Very truly yours,

/s/ KPMG LLP

New York, New York